Exhibit 99.1

Apex Fintech Solutions Strengthens Executive Leadership Team with New C-Level Hires

Andrew Lientz Joins as Chief Technology Officer and Lindsey Becker as Chief Marketing Officer

DALLAS – July 6, 2021 – Apex Fintech Solutions LLC (“Apex” or the “Company”), the “fintech for fintechs” powering innovation and the future of digital wealth management, today announced the addition of two senior executives to its management team. Andy Lientz and Lindsey Becker will be joining the Company as Chief Technology Officer and Chief Marketing Officer, respectively, in July 2021.

Lientz has more than 20 years of experience as a senior technology executive and engineer, including having held leadership roles at Google and Microsoft. Lientz will oversee all technology and product functions across Apex Fintech Solutions.

Becker joins Apex with over 15 years of B2B marketing experience with expertise in demand generation and brand building, specializing in the capital markets and technology. Previously, she was a Vice President of Marketing at Nasdaq, where she spent many years leading global teams responsible for supporting equities, options, and futures markets as well as SaaS software solutions for both private and public companies.

In addition, William Brennan, Chief Administrative Officer, will assume an expanded leadership role, including management of Operations, Risk, Sales, Client Services, Legal and Compliance, and Human Resources. Tricia Rothschild, President, has decided to leave Apex to pursue other opportunities.

“We are thrilled to welcome Andy and Lindsey to the firm and for Bill to take on increased responsibilities within the organization, as we continue to lay the groundwork for long term success,” stated Capuzzi. “We thank Tricia for her contributions to Apex and wish her well.”

About Apex Fintech Solutions

Apex Fintech Solutions LLC, the “fintech for fintechs,” is the parent company of Apex Clearing Corporation, a custody and clearing platform that’s powering innovation and the future of digital wealth management, and Apex Pro, a trusted clearing partner to broker-dealers, ATS’s, routing firms, professional trading firms, hedge funds, institutions and emerging managers. We offer cryptocurrency trading and custody services through Apex Crypto LLC, a wholly owned subsidiary of Apex Fintech Solutions. Collectively, our suite of solutions creates an environment where companies with the biggest ideas in fintech are empowered to change the world. If you’ve got the guts to dream, we’ve got the guts to help you realize those dreams. As announced on February 22, 2021, Apex entered into a definitive agreement with Northern Star Investment Corp. II (“Northern Star”) (NYSE: NSTB), a publicly traded special purpose acquisition company, which would result in Apex becoming a publicly listed company in the third quarter of 2021, after the required approval by the stockholders of Northern Star and the fulfillment of certain other conditions set forth in the agreement.

For more information, visit the Apex Fintech Solutions website: https://www.apexfintechsolutions.com

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